UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 11, 2007

Red Hat, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-26281	06-1364380
(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

(919) 754-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Joanne Rohde has retired from Red Hat, Inc. (the “Company”), resigning as an employee of, and Executive Vice President of Worldwide Operations for, the Company effective as of October 11, 2007.

(e) In connection with Ms. Rohde’s retirement, the Company and Ms. Rohde entered into a consulting agreement dated October 11, 2007. Under the consulting agreement, Ms. Rohde will provide business consulting services to the Company for a period of six months following the effective date of her retirement. In exchange for these services, Ms. Rohde will receive monthly payments at a rate equivalent to her base pay as an employee, plus the reimbursement of certain travel expenses. In addition, Ms. Rohde will be subject to non-solicitation, non-competition and confidentiality obligations under the consulting agreement.

The Company and Ms. Rohde also entered into an Amendment to Equity Awards agreement dated October 11, 2007, pursuant to which Ms. Rohde will have the right to exercise vested options for a period of up to one hundred and eighty (180) days following the expiration of the term of the consulting agreement.

Ms. Rohde also agreed to a general release of claims by Ms. Rohde against the Company and its affiliates, directors, officers and employees.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

10.1	Agreement between Red Hat, Inc. and Joanne Rohde, dated October 11, 2007

10.2	Amendment to Equity Awards between Red Hat, Inc. and Joanne Rohde, dated October 11, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2007	RED HAT, INC.

	By:	/s/ Michael R. Cunningham
	Name:	Michael R. Cunningham
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement between Red Hat, Inc. and Joanne Rohde, dated October 11, 2007

10.2	Amendment to Equity Awards between Red Hat, Inc. and Joanne Rohde, dated October 11, 2007